EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on December 7, 2007 pertaining to the 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan, and 2007 Non-Employee Directors’ Stock Option Plan of Entropic Communications, Inc., of our report dated June 8, 2007 (except for the third paragraph to Note 4, the second paragraph to Note 5, and Note 13, as to which the date is December 5, 2007) with respect to the consolidated financial statements of Entropic Communications, Inc., included in its Registration Statement (Amendment No. 11 on Form S-1 No. 333-144899) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 5, 2007